US/INTERNATIONAL EMPLOYEE (CASH ONLY) PERFORMANCE AWARD AGREEMENT Grant Date:____________ Re: Performance Unit Grant I am pleased to inform you that KBR, Inc. (the “Company”) has granted you Performance Units under the Company’s Amended and Restated 2006 Stock and Incentive Plan, as amended and restated (the “Plan”), subject to the terms and conditions in the Plan and as set forth in this Performance Award Agreement, including any exhibits attached hereto (collectively, the “Agreement”) as follows: 1. Grant of Performance Units. The number of Performance Units granted to you as a Performance Award under the Plan is _______. Each Performance Unit shall have a target value of $1.00. The actual value, if any, of a Performance Unit at the end of the Performance Period (as defined in Exhibit A) will, subject to Paragraph 3 below, be determined based on the level of achievement during the Performance Period of the performance objectives set forth in Exhibit A hereto, which is made a part hereof for all purposes. Eighty percent of the Performance Units shall be “Tranche One PUs” and twenty percent of the Performance Units shall be “Tranche Two PUs.” 2. Terms of Performance Units. (a) Vesting. Except as otherwise provided in subparagraphs (b) and (d) below, you will vest in the Performance Units earned (if any) for the Performance Period only if you are an employee of the Company or a Subsidiary on the date such earned Performance Units are paid, as provided in Paragraph 3 below. In addition, except as otherwise provided in subparagraphs (b) and (d) below, you shall, for no consideration, forfeit all of the Tranche Two PUs on December 31, 2023, if the Committee that administers the Plan (the “Committee”) determines, in its sole discretion, that calendar year 2023 was not a successful year for the Company. Any such determination by the Committee shall be made on or before March 31, 2024. (b) Death, Disability or Retirement. Unless otherwise provided in an agreement pursuant to Paragraph 14, if you cease to be an employee of the Company or a Subsidiary as a result of (i) your death, (ii) your permanent disability (disability being defined as being physically or mentally incapable of performing either your usual duties as an employee or any other duties as an employee that the Company reasonably makes available and such condition is likely to remain continuously and permanently, as determined by the Company or employing Subsidiary), or (iii) your retirement with the approval of (A) the board of directors of the Company (the

US/INTERNATIONAL EMPLOYEE (CASH ONLY) 2 “Board”), upon the Committee’s recommendation, if you are the Company’s Chief Executive Officer (the “CEO”), (B) the Committee if you are a “senior executive of the Company” (as defined below) or (C) the CEO if you are not a senior executive of the Company (with such approval to be granted or withheld in the sole discretion of the Board (upon the Committee’s recommendation), the Committee or the CEO, as applicable), then, in any such case, a prorata portion of your Performance Units that become “earned”, if any, as provided in Exhibit A, will become vested; provided, however, that if the Tranche Two PUs have been forfeited pursuant to the last two sentences of subparagraph (a) above prior to the occurrence of an event described in clause (i), (ii) or (iii) of this sentence, then the Tranche Two PUs shall remain forfeited, no portion of the Tranche Two PUs will vest upon the occurrence of any such event, and the prorata portion of your Performance Units that become “earned”, if any, and that may become vested pursuant to this sentence shall be determined based solely upon the Tranche One PUs. The “prorata portion” that becomes vested shall be a fraction, the numerator of which is the number of days in the Performance Period in which you were an employee of the Company or a Subsidiary and the denominator of which is the total number of days in the Performance Period. If your termination for the above reasons is after the end of the Performance Period but before payment of the Performance Units earned, if any, for such Performance Period, you will be fully vested in any such earned Performance Units that have not yet been forfeited and which are still outstanding. “Senior executive of the Company” for purposes of this Agreement shall mean any regular, full-time employee of the Company or an affiliate who (x) is an officer of the Company required to file reports with the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, (y) is the Chief Accounting Officer of the Company, or (z) is the highest ranking management position (with at least a title of Director or above) with direct oversight over internal audits of the Company. (c) Other Terminations. If you terminate employment from the Company and its Subsidiaries for any reason other than as provided in subparagraph (b) above or subparagraph (d) below or if you breach any of the covenants set forth in Paragraph 6, all unvested Performance Units held by you shall be forfeited without payment immediately upon such termination or the occurrence of such breach (as applicable). (d) Corporate Change. Notwithstanding any other provision hereof, unless otherwise provided in an agreement pursuant to Paragraph 14, your Performance Units shall become fully vested at the maximum earned percentage provided in Exhibit A upon your Involuntary Termination or termination for Good Reason within two years following a Corporate Change (as provided in the Plan) (a “Double Trigger Event”) during the Performance Period; provided, however, that if the Tranche Two PUs have been forfeited pursuant to the last two sentences of subparagraph (a) above prior to the occurrence of a Double Trigger Event, then the Tranche Two PUs shall remain forfeited, no portion of the Tranche Two PUs will vest upon the occurrence of the Double Trigger Event, and the portion of your Performance Units that become vested pursuant to this sentence shall be determined based solely upon the

US/INTERNATIONAL EMPLOYEE (CASH ONLY) 3 Tranche One PUs. If a Double Trigger Event occurs after the end of the Performance Period and prior to payment of the earned Performance Units, you will be 100% vested in your earned Performance Units that have not yet been forfeited and which are still outstanding upon the Double Trigger Event and payment will be made in accordance with the results achieved for the Performance Period ended as provided in Exhibit A. For purposes of this Agreement, employment with the Company includes employment with a Subsidiary. For the avoidance of doubt, it is expressly provided that you shall be considered to have terminated employment with the Company at the time of the termination of the “Subsidiary” status under the Plan of the entity or other organization that employs you. 3. Payment of Vested Performance Units. As soon as administratively practicable after the end of the Performance Period, but no later than the March 15th following the end of the Performance Period, or with respect to a Double Trigger Event occurring prior to the end of the Performance Period, the date of the Double Trigger Event (but no later than the March 15th following the calendar year in which occurs the date of the Double Trigger Event), you shall be entitled to receive from the Company a payment in cash equal to the product of the Payout Percentage (as defined in Exhibit A) and the sum of the target values of your vested Performance Units; provided, however, that such payment amount may be reduced, but not increased, by any amount (including a reduction resulting in a payment of $0) in the sole discretion of (a) the Board, upon the Committee’s recommendation, if you are the CEO, (b) the Committee if you are a senior executive of the Company or (c) the CEO if you are not a senior executive of the Company (provided, further, that any such discretion to reduce such payment amount may not be exercised by the Board, the Committee or the CEO, as applicable, at any time after the occurrence of a Corporate Change). Except as provided in Exhibit A with respect to a Double Trigger Event, if the performance thresholds set forth in Exhibit A are not met, no payment shall be made with respect to the Performance Units, whether or not vested. Notwithstanding the foregoing, in no event may the amount paid to you by the Company in any year with respect to Performance Units earned hereunder exceed the applicable limit under Article V of the Plan. 4. Recovery of Payment of Vested Performance Units. If, within the three-year period beginning on the date that you receive a payment pursuant to Paragraph 3, the basis upon which the performance measurements were achieved during any calendar year of the Performance Period changes because of any restatement of or revision to the Company’s financial results, shareholder return, or any other performance measure for the same calendar year, regardless of fault, and the value of the Performance Units earned at the end of the Performance Period is determined to have resulted in an overpayment based on such calendar year’s restated or revised financial results, shareholder return or other performance measure, the Board, the Committee or the CEO, as applicable, may, in its sole and absolute discretion, seek recovery of the amount of the Performance Award determined to be an overpayment or hold the overpayment as debit against future Awards for up to a three-year period following the end of the Performance Period. In addition, the Company may seek recovery of any benefits provided to you under this Agreement if such recovery

US/INTERNATIONAL EMPLOYEE (CASH ONLY) 4 is required by any clawback policy adopted by the Company, which may be amended from time to time, including, but not limited to, any clawback policy adopted to satisfy the minimum clawback requirements adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations thereunder or any other applicable law or securities exchange listing standard. The Company reserves the right, without your consent, to adopt any such clawback policy, including, but not limited to, such clawback policies applicable to this Performance Award with retroactive effect. 5. Limitations Upon Transfer. All rights under this Agreement shall belong to you and may not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), other than by will or the applicable laws of descent and distribution or, if you are exclusively subject to the laws of the United States, pursuant to a “qualified domestic relations order” (as defined by the Code), and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void. 6. Non-Competition; Non-Solicitation; Non-Disclosure. (a) Following the date you enter into this Agreement, the Company and/or its Subsidiary(ies) shall provide you access to Confidential Information (as defined below). Such Confidential Information shall be for use only during your employment with the Company, and as an express incentive for the Company to enter into this Agreement and to grant to you the Performance Units (which grant, you acknowledge, shall further align your interests with the long-term business interests of the Company and its Subsidiaries) and provide you with Confidential Information, you have voluntarily agreed to the covenants set forth in this Paragraph 6. You agree and acknowledge that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause you undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company’s and its Subsidiaries’ trade secrets and other Confidential Information, goodwill and legitimate business interests. (b) During the Prohibited Period (as defined below), you shall not, without the prior written approval of the Company, directly or indirectly, for yourself or on behalf of or in conjunction with any other person or entity of any nature: (i) engage in or participate within the Market Area (as defined below) in competition with the Company or any of its Subsidiaries in any aspect of the Business (as defined below), which prohibition shall prevent you from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with the Company or any of its Subsidiaries in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity

US/INTERNATIONAL EMPLOYEE (CASH ONLY) 5 engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with the Company or any of its Subsidiaries in any capacity (with respect to this clause (B)) in which your duties or responsibilities are the same as or similar to the duties or responsibilities that you had on behalf of the Company or any of its Subsidiaries, or involve direct or indirect oversight over such duties or responsibilities; (ii) appropriate any Business Opportunity of, or relating to, the Company or any of its Subsidiaries located in the Market Area; (iii) solicit, canvass, approach, encourage, entice or induce any customer or supplier of the Company or any of its Subsidiaries for whom or which you had responsibility in the final 12 months prior to the termination of your employment with the Company to cease or lessen such customer’s or supplier’s business with the Company or any of its Subsidiaries; or (iv) solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company or any of its Subsidiaries to terminate his, her or its employment or engagement with the Company or any of its Subsidiaries. (c) Notwithstanding any other provision of this Agreement: (i) the covenants set forth in this Paragraph 6 shall not apply to restrict any of your activities within the State of California, including if you are a California resident; and (ii) if prohibited by any applicable law regarding non-competition restrictions in Washington, D.C., the covenants set forth in Paragraphs 6(b)(i) and 6(b)(ii) shall not apply with respect to any activities conducted within (including individuals’ performance of work in) Washington, D.C.; provided, however, for the avoidance of doubt, the foregoing exceptions under this Paragraph 6(c) shall not limit any other obligations that you owe to the Company or any of its Subsidiaries under any other agreements or applicable laws, including (without limitation) with respect to the protection of Confidential Information. (d) If you are an attorney at law or licensed lawyer in any jurisdiction, none of the restrictions set forth in this Paragraph 6 shall be interpreted or applied in a manner to prevent or restrict you from practicing law, as it is the intent of this Paragraph 6 to create certain limitations on your business activities only, and not to create limitations that would restrict you from practicing law. If you are an attorney at law or licensed to practice law, you acknowledge and agree that, both during your employment with the Company and thereafter, you shall be bound by all ethical and professional obligations (including those with respect to conflicts of interest and confidentiality) that may arise from your provision of legal services to, and acting as legal counsel for, the Company and (as applicable) its Subsidiaries.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) 6 (e) You agree, both during and after your employment with the Company, not to use or disclose any Confidential Information other than for the benefit of the Company or its Subsidiaries in the course of your duties for the Company or its applicable Subsidiary. All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to you, individually or in conjunction with others, in connection with your employment with the Company or otherwise during the time that you are or have been employed or engaged by the Company or any of its Subsidiaries (whether during business hours or otherwise and whether on the Company’s or its Subsidiaries’ premises or otherwise), that relate to the Companies’ or its Subsidiaries’ businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, formulas, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, research and development information, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information”. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of you or your agents; (ii) was available to you on a non-confidential basis before its disclosure by the Company or any of its Subsidiaries; or (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Subsidiaries; provided, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, the Company or any of its Subsidiaries. (f) Notwithstanding the foregoing Paragraph 6(e), nothing in this Agreement shall prohibit or restrict you from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority (in each instance regarding a possible violation of any law); (ii) responding to any inquiry or legal process directed to you from any such governmental authority; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such governmental authority relating to a possible violation of law or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (x) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; (y) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires you to obtain

US/INTERNATIONAL EMPLOYEE (CASH ONLY) 7 prior authorization before engaging in any conduct described in this paragraph, or to notify the Company or any of its Subsidiaries that you have engaged in any such conduct. (g) Because of the difficulty of measuring economic losses to the Company and its Subsidiaries as a result of a breach or threatened breach of the covenants set forth in this Paragraph 6, and because of the immediate and irreparable damage that would be caused to the Company and its Subsidiaries for which they would have no other adequate remedy, the Company and each of its Subsidiaries shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or its Subsidiaries’ exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each of its Subsidiaries at law and equity. (h) The covenants in this Paragraph 6, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed. (i) The following terms shall have the following meanings: (i) “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any of its Subsidiaries for which you provide services or about which you obtain Confidential Information during your employment with the Company. (ii) “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business. (iii) “Market Area” shall mean: (i) during that portion of the Prohibited Period that exists during which you are employed by the Company, any geographic area or market where you provide, or have provided, services to the Company or any of its Subsidiaries; and (ii) during that portion of the Prohibited Period that exists following the date that you are no longer employed by the Company, any geographic area or market where you provided services to the Company or any of its Subsidiaries as of the date you are no longer employed by the Company or during the 12 months prior to such date.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) 8 (iv) “Prohibited Period” shall mean the period during which you are employed by the Company and continuing for a period of 12 months following the date that you are no longer employed by the Company; provided, however, with respect to a termination of employment with the Company on or after the date upon which a Corporate Change occurs, the Prohibited Period shall end on the date of such termination of employment with respect to the obligations under Paragraphs 6(b)(i) and 6(b)(ii). 7. Withholding of Tax. You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) do not make representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Units including, but not limited to, the grant, vesting or payout of the Performance Units; and (2) do not commit to structure the terms of the Performance Units or any aspect of the Performance Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax- Related Items. In this regard, you authorize the Company and/or your Employer or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from your wages or other cash compensation paid to you by the Company and/or your Employer, or (b) withholding from the payout of the Performance Units. Depending on the withholding method, the Company may withhold or account for Tax- Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Performance Units. You agree to pay the Company or the Employer, including through withholding from your wages or other cash compensation paid to you by the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the cash settlement, or any other form of pay-out for the Performance Units, if you fail to comply with your obligations in connection with the Tax-Related Items. Notwithstanding the preceding provisions of this Paragraph 7, your liability with respect to Tax-Related Items shall be subject to any international tax assignment agreement then in effect between you and the Company, the Employer or any of their respective affiliates

US/INTERNATIONAL EMPLOYEE (CASH ONLY) 9 or any tax policies or procedures applicable to your home country, and in the event of any conflict between the terms of this Paragraph 7 and the terms of such international tax assignment agreement or such tax policies or procedures, the terms of such international tax assignment agreement or such tax policies or procedures, as applicable, shall control. 8. Nature of Grant. In accepting the Performance Units, you acknowledge, understand and agree that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of the Performance Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units, even if Performance Units have been granted in the past; (c) all decisions with respect to future Performance Units or other grants, if any, will be at the sole discretion of the Company; (d) the grant of Performance Units and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, your Employer, or any Subsidiary and shall not interfere with the ability of the Employer to terminate your employment or service relationship (if any); (e) you are voluntarily participating in the Plan; (f) the Performance Units, and the income and value of same, are not intended to replace any pension rights or compensation; (g) the Performance Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday-pay, bonuses, long-service awards, leave-related payments, pension or retirement benefits or similar mandatory payments; (h) the future value of the Performance Units is unknown, indeterminable and cannot be predicted with certainty; (i) no claim or entitlement to compensation or damages shall arise from the forfeiture of the Performance Units resulting from you ceasing to provide employment or other services to the Company or your Employer (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); (j) in the event of involuntary termination of your active employment or other services (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), unless otherwise provided in this Agreement or determined by the Company, your right to vest in the Performance Units under the Plan, if any, will terminate effective as of the date that you are no longer actively providing services and will not be extended by any notice period (e.g., active services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), except as expressly provided herein, and that the Company shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Performance Units (including whether you may still be considered to be providing services while on an approved leave of absence); (k) unless otherwise provided in the Plan or by the Company in its discretion, the Performance Units and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; (l) unless otherwise agreed with the

US/INTERNATIONAL EMPLOYEE (CASH ONLY) 10 Company, the Performance Units, and the income and value of same, are not granted as consideration for, or in connection with, services you may provide as a director of a Subsidiary; (m) if you are requested to make repayment under Paragraph 4, you will make repayment immediately; and (n) the following provisions apply only if you are providing services outside the United States: (i) the Performance Units, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and (ii) neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Performance Units or the subsequent payout of the Performance Units. 9. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan. 10. Data Privacy. (a) Declaration of Consent. By accepting the Performance Units via the Company’s acceptance procedure, you are declaring that you agree with the data processing practices described herein and consent to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of the data protection laws in your country. (b) Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company and details of all Performance Units, whether vested or unvested, held in your favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is your consent. (c) Plan Administration Service Providers. The Company may select a service provider to assist in the implementation, administration and management of the Plan and the Company may share Data with such service provider. In such case, you may be asked to agree on separate terms and data processing practices with the service provider(s), which will be a condition of your ability to participate in the Plan. (d) International Data Transfers. The Company is based in the United States, which means that it will be necessary for Data to be transferred to, and processed in, the United States. You understand that your country may have enacted data privacy laws that are different from the laws of the United States. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of your Data in the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. In

US/INTERNATIONAL EMPLOYEE (CASH ONLY) 11 addition, you might not have enforceable rights regarding the processing of your Data in such countries. The Company’s legal basis for the transfer of Data is your consent. (e) Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, labor and exchange control laws. (f) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. You understand that you may withdraw consent at any time with future effect for any or no reason. If you do not consent, or if you later seek to revoke your consent, your salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to offer Performance Units to you or administer or maintain your participation in the Plan. (g) Data Subject Rights. You understand that data subject rights vary depending on the applicable law and that, depending on where you are based and subject to the conditions set out in the applicable law, you may have, without limitation, the rights to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you understand that you can contact your local human resources representative. By clicking the “Accept” or similar button implemented into the relevant web page or platform, you declare, without limitation, your consent to the data processing operations described in this Agreement. You understand and acknowledge that you may withdraw consent at any time with future effect for any or no reason as described in sub-section (f) above. 11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company or upon any person lawfully claiming under you. 12. Modification. Except to the extent permitted by the Plan, any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby. 13. Plan Controls. This grant is subject to the terms of the Plan, which are hereby incorporated by reference. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document. Capitalized terms used herein or in Exhibit A and not otherwise defined herein or in Exhibit A shall have the meaning ascribed to them in the Plan.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) 12 14. Other Agreements. The terms of this Agreement shall be subject to and governed by, and shall not modify, the terms and conditions of any employment, severance, and/or change- in-control agreement between the Company (or a Subsidiary) and you (“Other Agreement”), except that, notwithstanding anything in such Other Agreement to the contrary, any normal retirement age of 65 or other retirement-based vesting, payment or benefit provisions in such Other Agreement shall be of no force or effect for all purposes of the Performance Units granted under this Agreement. 15. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. 16. Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan. 17. Language. You acknowledge and represent that you are proficient in the English language or have consulted with an advisor who is sufficiently proficient in English, as to allow you to understand the terms of this Agreement and any other documents related to the Plan. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different from the English version, the English version will control. 18. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, U.S.A., except to the extent that it implicates matters that are the subject of the General Corporation Law of the State of Delaware, which matters shall be governed by the latter law notwithstanding any conflicts of laws principles that may be applied or invoked directing the application of the laws of another jurisdiction. The parties hereby submit to and consent to the sole and exclusive jurisdiction of Houston, Harris County, Texas, as exclusive venue for any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it or arising from it, or dispute resolution proceeding arising hereunder for any claim or dispute, notwithstanding any conflicts of laws principles that may direct the jurisdiction of any other court, venue, or forum, including the jurisdiction of the employee’s home country. 19. Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Performance Units, the Company shall not be required to deliver any payment from the payout of the Performance Units prior to the completion of any registration or qualification under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and

US/INTERNATIONAL EMPLOYEE (CASH ONLY) 13 Exchange Commission or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval, the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to seek approval or clearance from any governmental authority for payout of the Performance Units. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with any applicable law prior to the payout of the Performance Units. 20. Exhibit B. Notwithstanding any provisions in this document, the Performance Units shall be subject to any special terms and conditions set forth in Exhibit B to this Agreement for your country. Moreover, if you relocate to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit B constitutes part of this Agreement. 21. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan and on the Performance Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. 22. Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant. 23. Foreign Asset/Account Reporting, Exchange Control Requirements. Certain foreign asset and/or foreign account reporting requirements and exchange controls may affect your ability to hold cash received from participating in the Plan in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You may also be required to repatriate funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You are responsible for complying with any applicable regulations and you should consult your personal legal and tax advisors for any details. [Signatures on the following page.]

US/INTERNATIONAL EMPLOYEE (CASH ONLY) 14 By signing below, you agree that the grant of these Performance Units is under and governed by the terms and conditions of the Plan, including the terms and conditions set forth in this Agreement, including Exhibit A and, to the extent applicable, Exhibit B. This grant shall be void and of no effect unless you execute this Agreement prior to the payment of your vested performance units. KBR, INC. By: Name: Stuart J. B. Bradie Title: President and CEO EMPLOYEE: Date:

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT A) A-1 EXHIBIT A To Performance Award Agreement Performance Goals Except as otherwise provided in the Agreement, the provisions of this Exhibit A shall determine the extent, if any, that the Performance Units become “earned” and payable. I. Performance Period The Performance Period shall be the period beginning January 1, 2023, and ending December 31, 2025. II. Total Shareholder Return (“TSR”) The payment of a Performance Unit will be determined, in part, based on the comparison of (i) the average of the TSRs (as defined below) of the Company’s common stock measured at the end of each calendar quarter during the Performance Period, with each quarter’s TSR indexed back to the beginning of the calendar year in which such calendar quarter occurs, to (ii) the average of the TSRs of each of the common stocks of the members of the Peer Group measured at the end of each calendar quarter during the Performance Period, with each quarter’s TSR indexed back to the beginning of the calendar year in which such calendar quarter occurs. “TSR” or “Total Shareholder Return” shall mean, with respect to a calendar quarter, the change in the price of a share of common stock from the beginning of the calendar year in which such calendar quarter occurs (as measured by the simple average of the closing prices of a share of such stock trading during regular trading hours for the last twenty trading days preceding the beginning of such calendar year) until the end of the applicable calendar quarter to be measured during the Performance Period (as measured by the simple average of the closing prices of a share of such stock trading during regular trading hours for the last twenty trading days of the calendar quarter), adjusted to reflect the reinvestment of dividends (if any) through the purchase of common stock at the closing price on the corresponding dividend payment date, which shall be the ex-dividend date, and rounded to the first decimal place. Dividends per share paid other than in the form of cash shall have a value equal to the amount of such dividends reported by the issuer to its shareholders for purposes of Federal income taxation. A. Average TSR The average TSR for a company for the Performance Period shall be the sum of the TSRs of the company measured at the end of each calendar quarter during the Performance Period, divided by 12. The average TSR for a company during the Performance Period shall be calculated based on the following formula:

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT A)

<u>2023 TSR Formula - Sustained Performance</u>

$$\text{Average indexed performance} = \frac{\sum_{q=1}^{q=12} (x_q / x)}{12}$$

where:

- x = share price at beginning of calendar year in which the applicable calendar quarter occurs (measured by simple average of the closing prices of a share trading during regular trading hours for the last twenty trading days preceding the beginning of such calendar year)
- x_q = closing share price at the end of each quarter (measured by simple average of the closing prices of a share trading during regular trading hours for the last twenty trading days of such calendar quarter, and adjusted for dividends paid (where the dividend payment date is the ex-dividend date))
- q = quarter number (1 through 12)

<u>Example 1:</u>

Date	Share price * (x)	Index (x_q / x)
1/1/2023	$ 20.00	
3/31/2023	$ 22.00	110.0
6/30/2023	$ 24.00	120.0
9/30/2023	$ 21.00	105.0
12/31/2023	$ 20.00	100.0
3/31/2024	$ 18.00	90.0
6/30/2024	$ 22.00	110.0
9/30/2024	$ 25.00	125.0
12/31/2024	$ 28.00	140.0
3/31/2025	$ 31.00	110.7
6/30/2025	$ 33.00	117.9
9/30/2025	$ 30.00	107.1
12/31/2025	$ 28.00	100.0

$$\sum_{q=1}^{q=12} (x_q / x) = 1{,}335.7$$

$$\frac{\sum_{q=1}^{q=12} (x_q / x)}{12} = 111.3$$

* Average price adjusted for dividends paid in the period, where the dividend payment date is the ex-dividend date.

A-2

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT A) A-3 B. Peer Group and TSR Payout Once the average TSR for the Company during the Performance Period is calculated, the average TSR for each company in the Peer Group shall be calculated. The Peer Group shall consist of the following companies (including KBR, Inc.): BAE Systems plc Jacobs Solutions Inc. Booz Allen Hamilton Holding Corporation L3Harris Technologies, Inc. CACI International Inc Leidos Holdings, Inc. Conduent Incorporated Parsons Corporation Dover Corporation Science Applications International Corporation Flowserve Corporation Teradata Corporation Fluor Corporation Tetra Tech, Inc. Gartner, Inc. Textron Inc. Hubbell Incorporated The Timken Company Huntington Ingalls Industries, Inc. No company shall be added to, or removed from, the Peer Group during the Performance Period, except that a company shall be removed from the Peer Group if during such period (i) such company ceases to maintain publicly available statements of operations prepared in accordance with GAAP, (ii) such company is not the surviving entity in any merger, consolidation, or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned entity of such company), or (iii) such company sells, leases, or exchanges all or substantially all of its assets to any other person or entity (other than a previously wholly owned entity of such company). If one or more Peer Group companies are removed from the Peer Group, then the percentiles and TSR payouts will adjust for the change in “n” of the formula provided below; provided, however, that the adjustment must require at least a 90.0 percentile to receive the maximum TSR payout and at least a 20.0 percentile to receive the threshold TSR payout. After the average TSR is determined for the Company and each company in the Peer Group, the Company’s average TSR rank among the average TSRs for the Peer Group for the Performance Period and the Company’s applicable TSR payout percentage shall be determined by the following formula:

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT A)

TSR Peer Group Percentile and TSR Payout Percentage Table

		Threshold	Target	Maximum
Percentile	<20%	20%	50%	**≥90%**
TSR Payout Percentage	0%	25%	100%	200%

LTI TSR Calculation Method			
	Ranking	Percentile *	TSR Payout Percentage**
	1	100.0%	200.0%
Maximum	2	94.7%	200.0%
	3	89.5%	198.8%
	4	84.2%	185.5%
	5	78.9%	172.3%
	6	73.7%	159.3%
	7	68.4%	146.0%
	8	63.2%	133.0%
	9	57.9%	119.8%
Target	10	52.6%	106.5%
	11	47.4%	93.5%
	12	42.1%	80.3%
	13	36.8%	67.0%
	14	31.6%	54.0%
	15	26.3%	40.8%
Threshold	16	21.1%	27.8%
	17	15.8%	0.0%
	18	10.5%	0.0%
	19	5.3%	0.0%
	20	0.0%	0.0%

* Rounded to 1 decimal place.

** For a Percentile ranking between Threshold and Target or Target and Maximum, the TSR Payout Percentage earned shall be determined by linear interpolation between maximum and threshold based on the Percentile ranking achieved. Rounded to 1 decimal place.

A-4

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT A)

Percentile for TSR purposes

$$\text{Percentile} = \frac{(n - r)}{(n - 1)} * 100\%$$

where:

n = number of Peer Group companies (including KBR)

r = KBR ranking in the list of companies (including KBR)

Example 1

KBR ranked 3rd out of 20 companies

$$\frac{(20 - 3)}{(20 - 1)} * 100\% = 89.5\%$$

Example 2

KBR ranked 11th out of 20 companies

$$\frac{(20 - 11)}{(20 - 1)} * 100\% = 47.4\%$$

Example 3

KBR ranked 5th out of 19 companies

$$\frac{(19 - 5)}{(19 - 1)} * 100\% = 77.8\%$$

Example 4

KBR ranked 9th out of 18 companies

$$\frac{(18 - 9)}{(18 - 1)} * 100\% = 52.9\%$$

Notwithstanding any of the foregoing or Part IV. of this Exhibit A, if on the Grant Date you are an employee of the Company or any employing Subsidiary of the Company who is either the CEO or a direct report to the CEO and the Company's average TSR (as determined pursuant to Part II.A. of this Exhibit A) at the end of the Performance Period is negative (i.e., an index below 100), then no payment hereunder with respect to the TSR performance measure will exceed the Target (100%) payout under the TSR Peer Group Percentile and TSR Payout Table above; provided, however, that this sentence shall not apply if, pursuant to the first sentence of Paragraph 2(d) of the Agreement, your outstanding Performance Units become fully vested at the maximum earned percentage provided in Exhibit A (200%) upon a Double Trigger Event occurring during the Performance Period.

A-5

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT A) A-6 III. Book-to-Bill The payment of a Performance Unit will be determined, in part, based on the Average Book-to- Bill Payout Ratio as determined under Part III. of this Exhibit A. For purposes of Part III. of this Exhibit A, the following terms shall have the following meanings: “Average Book-to-Bill Payout Ratio” means the quotient obtained by dividing (i) the sum of the Book-to-Bill Payout Ratios for each of the three calendar years in the Performance Period by (ii) three. “Book-to-Bill Payout Ratio” means, with respect to a calendar year during the Performance Period, the amount determined in accordance with the following table: Threshold Target Maximum Book-to-Bill Ratio for the calendar year ˂ Threshold Ratio for the calendar year Threshold Ratio for the calendar year Target Ratio for the calendar year ≥Maximum Ratio for the calendar year Book-to-Bill Payout Ratio for the calendar year* 0% 25% 100% 200% * If the Book-to-Bill Ratio for the calendar year is between the Threshold Ratio and the Target Ratio under the first row of the table above, then the Book-to-Bill Payout Ratio for such calendar year shall be determined by linear interpolation between Threshold (25%) and Target (100%) based on the Book-to-Bill Ratio result. If the Book-to-Bill Ratio for the calendar year is between the Target Ratio and the Maximum Ratio under the first row of the table above, then the Book-to- Bill Payout Ratio for such calendar year shall be determined by linear interpolation between Target (100%) and Maximum (200%) based on the Book-to-Bill Ratio result. Each Book-to-Bill Payout Ratio determined by linear interpolation shall be rounded to one decimal place. “Book-to-Bill Ratio” means, with respect to a calendar year, the quotient obtained by dividing (i) the aggregate dollar amount of the Company’s and its consolidated subsidiaries new orders for projects awarded during such year (which shall include, without limitation, new projects for such year, options exercised during such year with respect to projects (including new projects), and the expansion during such year of the scope of projects (including new projects); however, any contraction during such year of the scope of a project (including a new project) shall reduce the amount described in this clause (i)), by (ii) the aggregate dollar amount of the Company’s and its consolidated subsidiaries revenues for projects completed during such calendar year. The Book- to-Bill Ratio for each calendar year shall be determined by the Committee in its sole discretion. “Maximum Ratio” means, with respect to a calendar year during the Performance Period, a Book- to-Bill Ratio established by the Committee as the Maximum Ratio for such calendar year, which ratio shall be greater than the Target Ratio established by the Committee for such calendar year.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT A) A-7 “Target Ratio” means, with respect to a calendar year during the Performance Period, a Book-to- Bill Ratio established by the Committee as the Target Ratio for such calendar year, which ratio shall be greater than the Threshold Ratio and less than the Maximum Ratio established by the Committee for such calendar year. “Threshold Ratio” means, with respect to a calendar year during the Performance Period, a Book- to-Bill Ratio established by the Committee as the Threshold Ratio for such calendar year, which ratio shall be less than the Target Ratio established by the Committee for such calendar year. IV. Determination of the “Earned” Value of Performance Units Performance Percentage Column A Column B Weighting 1. <Threshold 0% 2. Threshold 25% 3. Target 100% 4. Maximum 200% Company’s Average TSR Rank with Peer Group Members’ Average TSR 50% <20% 20% 50% 90% For a result (the “Performance Percentage”) between Threshold and Target or Target and Maximum in Column B, the Performance Percentage earned shall be determined by linear interpolation between maximum and threshold based on the result achieved for the performance measure. The “target” value of a Performance Unit is $1.00; its maximum value is $2.00 per unit if the maximum performance objective for the performance measure in Column B in the table above and the maximum Average Book-to-Bill Payout Ratio are achieved, and the Performance Unit value will be zero if the threshold performance objective for the performance measure in Column B in the table above is not achieved and the Average Book-to-Bill Payout Ratio is 0%. The value of an “earned” Performance Unit shall be determined by multiplying its “target” value of $1.00 by the Payout Percentage for the Performance Period, subject to reduction as provided in Paragraph 3 of the Agreement. The “Payout Percentage” for the Performance Period shall be equal to the sum of (i) the product of 50% and the Average Book-to-Bill Payout Ratio and (ii) the product obtained by multiplying Column A by the Column B Performance Percentage result for the TSR performance measure. Notwithstanding the foregoing, unless otherwise provided in an agreement pursuant to Paragraph 14 of the Agreement, for purposes of determining the Payout Percentage for payment upon a Double Trigger Event occurring prior to the end of the Performance Period, (i) the Column B result for the TSR performance measure shall be deemed to have been met at the maximum level (200%) and (ii) the Average Book-to-Bill Payout Ratio shall be deemed to have been met at the maximum level (200%).

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT A) A-8 V. Adjustments to Performance Measurements for Significant Events If, after the beginning of the Performance Period, there is a change in accounting standards required by the Financial Accounting Standards Board, the performance results shall be adjusted by the Company’s independent accountants as appropriate to disregard such change. In addition, the results of the Company or a peer group company shall be adjusted to reflect any stock splits or other events described in Article XIII of the Plan. VI. Committee Certification As soon as reasonably practical following the end of the Performance Period, but in no event later than the March 15th following the end of the Performance Period, the Committee shall review and determine the performance results for the Performance Period and certify those results in writing. No Performance Units earned and vested shall be payable prior to the Committee’s certification; provided, however, Committee certification shall not apply in the event of a Double Trigger Event, unless otherwise provided in an agreement pursuant to paragraph 14 of the Agreement.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-1 EXHIBIT B KBR, INC. Terms and Conditions of Performance Unit Grant SPECIAL PROVISIONS OF PERFORMANCE UNITS IN CERTAIN COUNTRIES This Exhibit B includes special country-specific terms that apply to residents in countries listed below. This Exhibit B is part of the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement. This Exhibit B also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the exchange control and other laws in effect in the respective countries as of March 2023. Such laws are often complex and change frequently. Note certain individual exchange control reporting requirements may apply upon vesting of the Performance Units and results may be different based on the particular facts and circumstances. As a result, the Company strongly recommends that you do not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time your Performance Units vest or your Performance Units are settled under the Plan. In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. If you are a citizen or resident of a country other than the country in which you are working or if you transfer employment after the Performance Units are granted to you, the information contained in this Exhibit B for the country you work in at the time of grant may not be applicable to you and the Company, in its discretion, may determine to what extent the terms and conditions contained herein shall be applicable to you. If you transfer residency and/or employment to another country or are considered a resident of another country listed in this Exhibit B after the Performance Units are granted to you, the terms and/or information contained for that new country (rather than the original grant country) may be applicable to you.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-2 AUSTRALIA AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. The Australian bank assisting with the transaction will file the report for you. If there is no Australian bank involved in the transfer, you will have to file the report.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-3 AZERBAIJAN AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN Payment of Vested Performance Units. The following supplements Paragraph 3 of the Agreement: Notwithstanding anything in the Agreement, any payment in connection with the vesting of the Performance Units will be paid to you in cash through local payroll. Further, you agree to bear any currency fluctuation risk between the time the Performance Units vest and the time the cash payment is distributed to you. Securities Law Information. You understand that the Agreement, the Plan and all other materials you may receive regarding your participation in the Plan do not constitute advertising or offering of securities in Azerbaijan. The offering of the Performance Units pursuant to the Plan has not been and will not be registered in Azerbaijan.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-4 BAHRAIN AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN There are no country specific provisions.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-5 CANADA AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN Foreign Account/Asset Tax Reporting Information. You may be required to report your specified foreign property on Form T1135 (Foreign Income Verification Statement) if the total cost of your specified foreign property exceeds C$100,000 at any time in the year. Foreign specified property includes Performance Units settled in cash. Performance Units must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because of other foreign property that you hold. The Form T1135 is required for every year during which your foreign specified property exceeds C$100,000 and must be filed with your annual tax return. Termination of Employment. The following provision supplements Paragraph 8(j) of the Agreement and supplements the balance of the Agreement: For purposes of this Award, in the event of your termination of employment for any reason (regardless of the reason for such termination and whether or not the termination is later found to be invalid, unlawful or in breach of employment laws in the jurisdiction where you are providing services or the terms of your employment agreement, if any), unless otherwise provided in this Agreement or the Plan, your right to vest in the Performance Units, if any, will terminate effective as of the date that is the earliest of (1) the date you are no longer actually providing services to the Company or any of its Subsidiaries; or (2) the date you receive (or provide) written notice of termination of employment. Subject to the below, on and after such date, you will no longer be considered to be an "employee" or "employed" for the purposes of this Agreement. Unless explicitly required by applicable legislation, such date will exclude and will not be extended by any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, contract, common/civil law or otherwise. Furthermore, you will not earn, or be entitled to earn, any pro-rated vesting for that portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, your right to vest in the Performance Units, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting. The following provisions shall apply if you are a resident of Ontario: Post-Employment Non-Competition - Ontario If you are employed in the Province of Ontario and you are not an Executive within the meaning of Section 67.2(4) of the Employment Standards Act, 2000, the covenant in Paragraph 6(b)(i) shall not apply to you. The following provisions shall apply if you are a resident of Quebec:

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-6 Data Privacy. This provision supplements Paragraph 10 of the Agreement: You hereby authorize the Company and representatives of any Subsidiary to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and any Subsidiary and the administrators of the Plan to disclose and discuss the Plan with their advisors. You further authorize the Company and any Subsidiary to record such information and to keep such information in your file.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-7 CHINA AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN Payment of Vested Performance Units. The following supplements Paragraph 3 of the Agreement: Notwithstanding anything in the Agreement, any payment in connection with the vesting of the Performance Units will be paid to you in cash through local payroll. Further, you agree to bear any currency fluctuation risk between the time the Performance Units vest and the time the cash payment is distributed to you.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-8 FINLAND AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN There are no country specific provisions.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-9 GERMANY AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). Your employer will report the payment to Bundesbank if the value of all payments to participants in Germany exceeds this amount. If you otherwise make or receive a payment in excess of this amount, you must report the payment to Bundesbank, either electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de) or by such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within such other timing as is permitted or required by Bundesbank.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-10 INDIA AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN Exchange Control Information. It is your responsibility to comply with applicable exchange control laws in India, including but not limited to any approval or repatriation requirements that may apply. You must repatriate the proceeds from the settlement of your Performance Units, within the period of time required under applicable regulations. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC received from the bank as evidence of the repatriation of the funds in the event that the Reserve Bank of India or the Employer requests proof of repatriation. Foreign Account/Asset Tax Reporting Information. You are required to declare in your annual tax return (a) any foreign assets held by you or (b) any foreign bank accounts for which you have signing authority. Indian residents are responsible for complying with applicable exchange control and reporting laws in India and should consult with a personal advisor in this regard.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-11 MEXICO AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN Acknowledgement of the Agreement. In accepting the award of Performance Units, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement. You further acknowledge that you have read and specifically and expressly approve the terms and conditions of Paragraph 8 of the Agreement, in which the following is clearly described and established: (1) Your participation in the Plan does not constitute an acquired right. (2) The Plan and your participation in the Plan are offered by the Company on a wholly discretionary basis. (3) Your participation in the Plan is voluntary. Labor Law Acknowledgement and Policy Statement. In accepting the award of Performance Units, you expressly recognize that KBR, Inc., with registered offices at 601 Jefferson Street, Suite 3400, Houston, Texas 77002, U.S.A., is solely responsible for the administration of the Plan and that your participation in the Plan and receipt of Performance Units does not constitute an employment relationship between you and KBR, Inc. since you are participating in the Plan on a wholly commercial basis and your sole employer is a Subsidiary of the Company in Mexico (“KBR-Mexico”), not KBR, Inc. in the U.S. Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and your Employer, KBR-Mexico, and do not form part of the employment conditions and/or benefits provided by KBR-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment. You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of KBR, Inc.; therefore, KBR, Inc. reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you. Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against KBR, Inc. for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to KBR, Inc., its Subsidiary, affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-12 Reconocimiento del Convenio. Aceptando este Premio (Award),1 el Participante reconoce que ha recibido una copia del Plan, que lo ha revisado como así también el Convenio en el Participante totalidad, y comprende y está de acuerdo con todas las disposiciones tanto del Plan como del Convenio. Asimismo, su reconoce que ha leído y específicamente y expresamente manifiesta la conformidad del Participante con los términos y condiciones establecidos en la cláusula 7 le dicho Convenio, en el cual se establece claramente que: (1) La participación del Participante en el Plan de ninguna manera constituye un derecho adquirido. (2) Que el Plan y la participación del Participante en el mismo es una oferta por parte de KBR, Inc. de forma completamente discrecional. (3) Que la participación del Participante en el Plan es voluntaria. Reconocimiento de Ausencia de Relación Laboral y Declaración de la Política. Aceptando este Premio, el Participante reconoce que KBR, Inc. y sus oficinas registradas en 601 Jefferson Street, Suite 3400, Houston, Texas 77002, U.S.A., es el único responsable de la administración del Plan y que la participación del Participante en el mismo y la adquisicion de Acciones no constituye de ninguna manera una relación laboral entre el Participante y KBR, Inc., toda vez que la participación del Participante en el Plan deriva únicamente de una relación comercial con KBR, Inc., reconociendo expresamente que el único empleador del Participante es la Subsidaria de la Compania en Mexico (“KBR-Mexico”)), no es KBR, Inc. en los Estados Unidos. Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre el Participante y su empleador, KBR-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por KBR-México, y expresamente el Participante reconoce que cualquier modificación al Plan o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de los condiciones de trabajo del Participante. Asimismo, el Participante entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de KBR, Inc., por lo tanto, KBR, Inc. se reserva el derecho absoluto para modificar y/o terminar la participación del Participante en cualquier momento, sin ninguna responsabilidad para el Participante. Finalmente, el Participante manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de KBR, Inc., por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el Participante otorga un amplio y total finiquito a KBR, Inc., sus Entidades Relacionadas, afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir. 1 El término "Premio" se refiere a la palabra "Performance Units."

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-13 POLAND AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN Exchange Control Information. If you hold foreign securities and maintain accounts abroad, you may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds PLN 7 million, you must file reports on the transactions and balances of the accounts on a quarterly basis. Further, any fund transfers in excess of €15,000 (or PLN 15,000 if such transfer of funds is connected with business activity of an entrepreneur) into or out of Poland must be effected through a bank in Poland. Polish residents are required to store all documents related to foreign exchange transactions for a period of five years.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-14 QATAR AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN There are no country-specific provisions.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-15 ROMANIA AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN Language Consent. By accepting the grant of Performance Units, you acknowledge that you are proficient in reading and understanding English and fully understand the terms of the documents related to the grant (the Agreement and the Plan), which were provided in the English language. You accept the terms of those documents accordingly. Consimtamant cu privire la limba. Prin acceptarea acordării Unităților de Performanță, recunoașteți că aveți competență în citirea și înțelegerea limbii engleze și înțelegeți pe deplin termenii documentelor legate de grant (Acordul și Planul), care au fost furnizate în limba engleză. Acceptați termenii acestor documente în consecință. Exchange Control Information. If you remit foreign currency into Romania (e.g., the payout of the Performance Units), you may be required to provide the Romanian bank through which the foreign currency is transferred with appropriate documentation explaining the source of the funds.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-16 SAUDI ARABIA AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN There are no country-specific provisions.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-17 SINGAPORE AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN Director Notification Information. If you are a director of a Singapore Subsidiary, you must notify the Singapore Subsidiary in writing within two business days of receiving or disposing of an interest in the Company or any Subsidiary or within two business days of you becoming a director if such an interest exists at the time. This notification requirement also applies if you are an associate director of the Singapore Subsidiary or a shadow director of the Singapore Subsidiary (i.e., an individual who is not on the board of directors of the Singapore Subsidiary but who has sufficient control so that the board of directors of the Singapore Subsidiary acts in accordance with the “directions and instructions” of the individual).

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-18 SOUTH KOREA AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN Foreign Account/Asset Tax Reporting Information. You must declare all of your foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authorities and file a report with respect to such accounts if the value of such accounts exceeds a certain threshold (currently, KRW 500 million (or an equivalent amount in foreign currency)) on any month-end date during the year.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-19 SWITZERLAND AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN There are no country-specific provisions.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-20 THAILAND AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN Exchange Control Information. If the cash proceeds received in connection with the payout of the Performance Units exceed a certain threshold (currently USD 1,000,000) in a single transaction, you are required to immediately repatriate the funds to Thailand, unless you can rely on any applicable exemptions (e.g., where the funds will be used offshore for any permissible purposes under exchange control regulations) and the relevant form and supporting documents have been submitted to a commercial bank in Thailand. Any foreign currency repatriated to Thailand must be converted to Thai Baht or deposited into a foreign currency deposit account opened with any commercial bank in Thailand acting as the authorized agent within 360 days from the date the funds are repatriated to Thailand. You are also required to inform the authorized agent of the details of the foreign currency transaction, including identification information and the purpose of the transaction.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-21 UNITED ARAB EMIRATES AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN There are no country-specific provisions.

US/INTERNATIONAL EMPLOYEE (CASH ONLY) (EXHIBIT B) B-22 UNITED KINGDOM AMENDED AND RESTATED KBR, INC. 2006 STOCK AND INCENTIVE PLAN Withholding of Taxes. This section supplements Paragraph 7 of the Agreement: Without limitation to Paragraph 7 of the Agreement, you agree that you are liable for all Tax- Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Employer, as applicable, or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer, as applicable, for any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority). Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In this case, the amount of any income tax not collected from or paid by you within 90 days of the end of the U.K. tax year in which an event giving rise to the Tax-Related Items occurs may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any national insurance contributions due on this additional benefit. You acknowledge that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Paragraph 7 of the Agreement.